Exhibit (a)(5)(E)

Renesas Extends Tender Offer for Proposed Acquisition of Sequans

Shareholders to Receive U.S. $0.7575 per Ordinary Share and U.S. $3.03 per ADS in cash

TOKYO, Japan and PARIS, France – October 20, 2023 – Renesas Electronics Corporation (TSE: 6723, “Renesas”) and Sequans Communications S.A. (NYSE: SQNS, “Sequans”) today announced that Renesas has extended the expiration date of its tender offer to acquire all of the outstanding ordinary shares of Sequans for $0.7575 per ordinary share and American Depositary Shares (“ADSs”) of Sequans for $3.03 per ADS (each ADS representing four ordinary shares) in cash, without interest and less any applicable withholding taxes.

The tender offer, which was previously scheduled to expire at one minute after 11:59 P.M., New York City time, on October 23, 2023, has been extended until one minute after 11:59 P.M., New York City time, on November 6, 2023, unless the tender offer is further extended or earlier terminated. The tender offer was extended to allow additional time for the satisfaction of the remaining closing conditions of the tender offer, including, but not limited to, regulatory approvals (other than the CFIUS approval) and the valid tender of ordinary shares and ADSs of Sequans representing – together with ordinary shares and ADSs of Sequans beneficially owned by Renesas, if any – at least 90% of the fully diluted ordinary shares of Sequans.

The Bank of New York Mellon, the Tender Agent for the tender offer, has advised Renesas that as of 6 p.m., New York City time, on October 19, 2023, approximately 50,724,714 ordinary shares of Sequans (including ordinary shares represented by ADSs), representing approximately 18.09% of the fully diluted ordinary shares of Sequans, have been validly tendered and not properly withdrawn pursuant to the tender offer. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to this extension.

The tender offer is being made pursuant to the Offer to Purchase, dated September 11, 2023 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), the related Ordinary Share Acceptance Form, ADS Letter of Transmittal and certain other offer documents (together with any amendments or supplements thereto), copies of which are attached to the combined Tender Offer Statement and Rule 13e-3 Transaction Statement filed under cover of Schedule TO filed by Renesas and Renesas Electronics Europe GmbH with the U.S. Securities and Exchange Commission (the “SEC”) on September 11, 2023, as amended.

About Renesas Electronics Corporation

Renesas Electronics Corporation (TSE: 6723) empowers a safer, smarter and more sustainable future where technology helps make our lives easier. The leading global provider of microcontrollers, Renesas combines our expertise in embedded processing, analog, power and connectivity to deliver complete semiconductor solutions. These Winning Combinations accelerate time to market for automotive, industrial, infrastructure and IoT applications, enabling billions of connected, intelligent devices that enhance the way people work and live. Learn more at renesas.com. Follow us on LinkedIn, Facebook, Twitter, YouTube and Instagram.

About Sequans Communications

Sequans Communications S.A. (NYSE: SQNS) is a leading developer and supplier of cellular IoT connectivity solutions, providing chips and modules for 5G/4G massive and broadband IoT. For 5G/4G massive IoT applications, Sequans provides a comprehensive product portfolio based on its flagship Monarch LTE-M/NB-IoT and Calliope Cat 1 chip platforms, featuring industry-leading low power consumption, a large set of integrated functionalities, and global deployment capability. For 5G/4G broadband IoT applications, Sequans offers a product portfolio based on its Cassiopeia Cat 4/Cat 6 4G and high-end Taurus 5G chip platforms, optimized for low-cost residential, enterprise, and industrial applications. Founded in 2003, Sequans is based in Paris, France with additional offices in the United States, United Kingdom, Israel, Hong Kong, Singapore, Finland, Taiwan, South Korea, and China. Visit Sequans online at http://www.sequans.com/, and follow us on Facebook, Twitter and LinkedIn.

Advisors

BofA Securities is serving as financial advisor to Renesas, and Goodwin Procter LLP is serving as legal counsel. Needham & Company is serving as financial advisor to Sequans, and Orrick, Herrington & Sutcliffe LLP is serving as legal counsel.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Sequans Communications S.A. (“Sequans”) by Renesas Electronics Corporation, a Japanese corporation (“Parent” or “Renesas”), Parent commenced a tender offer for all of the outstanding ordinary shares, including American Depositary Shares of Sequans, on September 11, 2023. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Sequans. It is also not a substitute for the tender offer materials that Parent and Renesas Electronics Europe GmbH, a direct wholly owned subsidiary of Parent (“Purchaser”) filed with the SEC or the solicitation/recommendation statement that Sequans filed on Schedule 14D-9 with the SEC upon commencement of the tender offer. Purchaser filed tender offer materials on Schedule TO with the SEC, and Sequans filed a solicitation/recommendation statement on Schedule 14D-9 and a transaction statement on Schedule 13E-3 with respect to the tender offer with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND TRANSACTION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND BE CONSIDERED BY SEQUANS’ SECURITYHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement and transaction statement will be made available to Sequans’ investors and security holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement and transaction statement will also be made available to all of Sequans’ investors and security holders by contacting Sequans at ir@sequans.com, or by visiting Sequans’ website (www.sequans.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Sequans with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. SEQUANS’ INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS, THE SOLICITATION/RECOMMENDATION STATEMENT AND THE TRANSACTION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PARENT OR SEQUANS WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PARENT AND SEQUANS.

Cautionary note regarding forward-looking statements

This announcement may contain certain statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations and business of Renesas and/or Sequans and/or the combined group following completion of the transaction and certain plans and objectives of Renesas with respect thereto. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, the timing and benefits thereof, as well as other statements that are not historical fact. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements also often use words such as “anticipate,” “target,” ”continue,” “estimate,” “expect,” ‘‘forecast,” “intend,” “may,” “plan,” “goal,” “believe,” “hope,” “aims,” “continue,” “could,” “project,” “should,” “will” or other words of similar meaning. These statements are based on assumptions and assessments made by Renesas and/or Sequans (as applicable) in light of their experience and perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct and you are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement.

Forward-looking statements are not guarantees of future performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer; the failure to obtain necessary regulatory or other approvals; the outcome of legal proceedings that may be instituted against Sequans and/or others relating to the transaction; the possibility that competing offers will be made; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; and negative effects of this announcement or the consummation of the proposed acquisition on the market price of Sequans’ ADS and ordinary shares. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business and competitive environments, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions. If any one or more of these risks or uncertainties materializes or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward looking statements should therefore be construed in the light of such factors. A more complete description of these and other material risks can be found in Sequans’ filings with the SEC, including its annual report on Form 20-F for the year ended December 31, 2022, subsequent filings on Form 6-K and other documents that may be filed from time to time with the SEC, as well as, the Schedule TO and related tender offer documents filed by Parent and Purchaser and the Schedule 14D-9 and Schedule 13E-3 filed by Sequans. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this announcement. Neither Renesas nor Sequans undertakes any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by applicable law.

No member of the Renesas group or the Sequans group nor any of their respective associates, directors, officers, employers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur.

Except as expressly provided in this announcement, no forward-looking or other statements have been reviewed by the auditors of the Renesas group or the Sequans group. All subsequent oral or written forward-looking statements attributable to any member of the Renesas group or the Sequans group, or any of their respective associates, directors, officers, employers or advisers, are expressly qualified in their entirety by the cautionary statement above.

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All names of products or services mentioned in this press release are trademarks or registered trademarks of their respective owners.

Media Contacts: Renesas Electronics Corporation Akiko Ishiyama + 1-408-887-9006 pr@renesas.com Sequans Communications S.A. Kimberly Tassin +1-425-736-0569 Kimberly@Sequans.com	Investor Relations Contacts: Renesas Electronics Corporation Yuma Nakanishi +81 3-6773-3002 ir@renesas.com Sequans Communications S.A. Kim Rogers +1-541-904-5075 Kim@HaydenIR.com